EXHIBIT 99.1

XOMA Appoints Tom Klein to Newly Created Position of Chief Commercial Officer

BERKELEY, Calif., March 18, 2013 (GLOBE NEWSWIRE) -- XOMA Corporation (Nasdaq:XOMA), a leader in the discovery and development of therapeutic antibodies, today announced Tom Klein has joined the Company as Chief Commercial Officer, a newly created position reporting to John Varian, XOMA's Chief Executive Officer. Mr. Klein brings over 25 years of successful brand commercialization leadership, with an expertise in commercializing biologic products to medical specialists. Mr. Klein joins XOMA from Genentech, where he was Vice President, Business Unit Head Virology and Specialty Care.

"We created an executive-level position for commercial operations for two reasons. First, with the gevokizumab Phase 3 NIU program expected to begin delivering primary endpoint results at the end of this year and into the first half of next year, we are at the point where we are ready to begin building XOMA's launch strategy and commercialization plans. The importance of creating the sales and marketing plan for our first XOMA-developed product cannot be underestimated. We will build on Tom's vast experience to develop a launch program that maximizes the commercial potential of gevokizumab in the U.S. and that we can successfully execute from the day we hopefully receive BLA approval," stated Mr. Varian. "The second reason for creating a CCO position was to fully integrate market analyses into our clinical development decisions. The ability to foresee the commercial landscape of a clinical candidate early in the process is crucial to maximizing its commercial potential. Tom will draw on his years of experience and his vast network to provide our team with the most accurate information that will guide our second, third and fourth gevokizumab indications. The team and I are looking forward to working closely with Tom to ensure gevokizumab is a commercial success in the United States."

During his tenure with Genentech, Mr. Klein worked closely with both the Roche and Genentech teams to develop and execute commercial integration plans that met the needs of each company in their respective territories. Mr. Klein joined Genentech from Roche, where he had direct oversight over the Roche Hepatology and HIV Sales and Marketing teams and was responsible for ensuring affiliate and global strategic alignment. Prior to his 12 years with Roche, Mr. Klein spent 11 years with Westwood-Squibb/Bristol Myers-Squibb in a several sales and product management roles. Mr. Klein has launch experience in both the specialty and primary care markets, most recently with Boniva® (ibandronate sodium) for the treatment of osteoporosis in postmenopausal women. He also has been responsible for the category leading growth of Pegasys® (peginterferon alpha-2a) in HCV and market leadership of Pulmozyme® (dornase alfa) in cystic fibrosis, a rare disease area. Mr. Klein has a BA, Marketing, from Pennsylvania State University and an MBA, Management from Temple University.

"After spending my career at some of the leading pharmaceutical and biotechnology companies, the opportunity to build a commercial organization from the ground up with gevokizumab as the cornerstone is incredibly appealing," commented Mr. Klein. "I am excited to be a part of the leadership team XOMA has attracted to drive this next chapter in the Company's history and to be part of an effort to improve so many patients' lives."

About XOMA

XOMA combines a portfolio of innovative therapeutic antibodies, both in late-stage clinical development and in preclinical research, with its recently launched commercial operations. XOMA focuses its antibody research and development on allosteric modulation, which offers opportunities for new classes of therapeutic antibodies to treat a wide range of human diseases. XOMA is developing its lead product gevokizumab (IL-1 beta modulating antibody) with Servier through a global Phase 3 program in non-infectious uveitis and ongoing proof-of-concept studies in other IL-1-mediated diseases. XOMA's scientific research also produced the XMet program, which consists of three classes of preclinical antibodies, including Selective Insulin Receptor Modulators (SIRMs) that could have a major effect on the treatment of diabetes.

More detailed information can be found at www.xoma.com.

The XOMA Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

About Servier

Servier is a privately run French research-based pharmaceutical company. Current therapeutic domains for Servier medicines are cardiovascular, metabolic, neurological, psychiatric and bone and joint diseases, as well as oncology. Servier is established in 140 countries worldwide with over 20,000 employees and a 2011 turnover of €3.9 billion. Servier invests 25% of its turnover in R&D.

More information is available at: www.servier.com

Forward-Looking Statements

Certain statements contained in this press release including, but not limited to, statements related to anticipated timing of completion of clinical trials, the successful outcome of clinical trials, regulatory approval of unapproved product candidates, anticipated commercial success of currently unapproved products, or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects. Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

CONTACT: XOMA Corporation

         Company and Investor Contact:
         Ashleigh Barreto
         510-204-7482
         barreto@xoma.com

         Juliane Snowden
         The Oratorium Group, LLC
         jsnowden@oratoriumgroup.com

         Media Contact:
         Canale Communications
         Carolyn Hawley
         619-849-5375
         carolyn@canalecomm.com